EXHIBIT 99.1

FOR:	EMCOR GROUP, INC.
News Release
CONTACT:	R. Kevin Matz Executive Vice President Shared Services (203) 849-7938

FTI Consulting, Inc. Investors: Effie Veres (212) 850-5600

LAK Public Relations, Inc. Media: Lisa Linden / David Simpson (212) 575-4545

EMCOR GROUP, INC. REPORTS FIRST QUARTER 2018 RESULTS

- Record First Quarter Revenues of $1.90 Billion, 0.5% Increase Year-over-Year -
- Record First Quarter Diluted EPS from Cont. Operations of $0.94, 6.8% Increase Year-over-Year -
- Maintains Full-Year Revenue and Diluted EPS Guidance -

NORWALK, CONNECTICUT, April 26, 2018 - EMCOR Group, Inc. (NYSE: EME) today reported results for the first quarter ended March 31, 2018.

For the first quarter of 2018, net income from continuing operations attributable to EMCOR was $55.7 million, or $0.94 per diluted share, compared to $53.1 million, or $0.88 per diluted share, for the first quarter of 2017. Revenues for the first quarter of 2018 totaled $1.90 billion, an increase of 0.5%, compared to $1.89 billion for the first quarter 2017.

Operating income for the first quarter of 2018 was $78.7 million, or 4.1% of revenues, compared to $82.8 million, or 4.4% of revenues, in the year ago period.

Selling, general and administrative expenses for the first quarter of 2018 totaled $190.3 million, or 10.0% of revenues, compared to $183.0 million, or 9.7% of revenues, in the year ago period.

The Company's income tax rate for the first quarter of 2018 was 27.0%, compared to an income tax rate of 33.6% in the year ago period.

Backlog as of March 31, 2018 was $3.95 billion, compared to both $3.97 billion at the end of the first quarter of 2017 and $3.79 billion as of December 31, 2017. Total domestic backlog decreased approximately $87 million year-over-year, but increased $130 million from year end 2017. Backlog in our U.K. segment grew approximately $59 million year-over-year and increased $26 million from year end 2017, partially as a result of changes in the foreign exchange rate. Year-over-year backlog growth in our U.S. Building Services segment, our U.K. Building Services segment and our U.S. Industrial Services segment was slightly offset by backlog declines in our U.S. Mechanical Construction segment and our U.S. Electrical Construction segment.

 – MORE –

EMCOR Reports First Quarter Results	Page 2

From an end-market perspective, year-over-year backlog growth in the commercial and water and wastewater sectors was slightly offset by backlog declines in the healthcare, industrial and transportation sectors.

Tony Guzzi, President and Chief Executive Officer of EMCOR, commented, “The Company had a strong start to the year, delivering record first quarter revenue and diluted earnings per share from continuing operations. Our business performed in-line with our expectations, led by our U.S. Construction segments, which delivered revenue growth of 3.5%, and our U.K. Building Services segment, which achieved revenue growth of over 35%. Our strong execution led to healthy operating margins across our segments, with the exception of our Industrial Services segment, which, as expected, continued to reflect the lingering impact of Hurricane Harvey on turnaround activity.”

Mr. Guzzi added, “We continued to achieve growth in our U.S. Construction segments, with revenues in our U.S. Electrical Construction segment and our U.S. Mechanical Construction segment up 2.6% and 4.1% year-over-year, respectively. Our U.S. Electrical Construction segment delivered 90 basis points of operating margin expansion, and while execution in our U.S. Mechanical Construction segment was strong, we faced a difficult comparison due to the partial resolution of an outstanding claim in the year ago period, which favorably impacted our 2017 first quarter operating margin. We are pleased by the momentum in our U.S. Building Services segment, which posted operating income growth of approximately 20% year-over-year, supported by solid execution in our commercial site-based and energy services businesses. Our U.S. Industrial Services segment faced a difficult comparison to the year ago period, partially as a result of a delayed turnaround work schedule due to Hurricane Harvey. Finally, our U.K. segment performed exceptionally well, with operating income growth of approximately 172% year-over-year and margin expansion of 220 basis points, driven by outstanding execution on recent contract wins and an increase in project activity.”

Based on the current project mix and assuming consistent market conditions, EMCOR maintains its full year 2018 revenue guidance of $7.6 billion to $7.7 billion and full year 2018 diluted earnings per share from continuing operations guidance of $4.10 to $4.70.

Mr. Guzzi concluded, “We are encouraged by our results in the first quarter and optimistic about our prospects for the remainder of 2018. The underlying growth drivers of our business remain strong, and we are well positioned to deliver on our guidance for the full year. Additionally, our healthy balance sheet continues to provide us with the flexibility to invest in our business organically and through strategic acquisitions, while returning capital to our shareholders through share repurchases and dividends.”

EMCOR Group, Inc. is a Fortune 500 leader in mechanical and electrical construction services, industrial and energy infrastructure and building services. This press release and other press releases may be viewed at the Company’s website at www.emcorgroup.com.

EMCOR Group's first quarter conference call will be available live via internet broadcast today, Thursday, April 26, at 10:30 AM Eastern Daylight Time. The live call may be accessed through the Company's website at www.emcorgroup.com.

 – MORE –

EMCOR Reports First Quarter Results	Page 3

Forward Looking Statements:

This release contains certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995. Any such comments speak only as of this date and EMCOR assumes no obligation to update any such forward-looking statements. These forward-looking statements may include statements regarding anticipated future operating and financial performance, the nature and impact of our backlog, our ability to pursue acquisitions, our ability to return capital to shareholders, market opportunities, and market growth. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Accordingly these statements are no guarantee of future performance. Such risk and uncertainties include, but are not limited to, adverse effects of general economic conditions, changes in the political environment, changes in the specific markets for EMCOR’s services, adverse business conditions, availability of adequate levels of surety bonding, increased competition, unfavorable labor productivity and mix of business. Certain of the risk factors associated with EMCOR’s business are also discussed in Part I, Item 1A “Risk Factors,” of the Company’s 2017 Form 10-K and in other reports filed from time to time with the Securities and Exchange Commission and available at www.sec.gov and www.emcorgroup.com. Such risk factors should be taken into account in evaluating any forward-looking statements.

Non-GAAP Measures:

This release also includes certain financial measures that were not prepared in accordance with U.S. generally accepted accounting principles (GAAP). The Company uses these non-GAAP measures as key performance indicators for the purpose of evaluating performance internally. We also believe that these non-GAAP measures provide investors with useful information with respect to our historical operations. Any non-GAAP financial measures presented are not, and should not be viewed as, substitutes for financial measures required by GAAP, have no standardized meaning prescribed by GAAP and may not be comparable to the calculation of similar measures of other companies.

 – MORE –

EMCOR GROUP, INC.
FINANCIAL HIGHLIGHTS
(In thousands, except share and per share information)
(Unaudited)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the three months ended March 31,
	2018	2017
Revenues	$1,900,388	$1,891,732
Cost of sales	1,631,269	1,625,392
Gross profit	269,119	266,340
Selling, general and administrative expenses	190,288	183,001
Restructuring expenses	90	565
Operating income	78,741	82,774
Interest expense	(2,996)	(3,071)
Interest income	544	257
Income from continuing operations before income taxes	76,289	79,960
Income tax provision	20,633	26,846
Income from continuing operations	55,656	53,114
Loss from discontinued operation, net of income taxes	(282)	(504)
Net income including noncontrolling interests	55,374	52,610
Less: Net loss attributable to noncontrolling interests	—	30
Net income attributable to EMCOR Group, Inc.	$55,374	$52,640

Basic earnings (loss) per common share:
From continuing operations	$0.95	$0.89
From discontinued operation	$(0.00)	$(0.01)

Diluted earnings (loss) per common share:
From continuing operations	$0.94	$0.88
From discontinued operation	$(0.00)	$(0.01)

Amounts attributable to EMCOR Group, Inc. common stockholders:
Net income from continuing operations attributable to EMCOR Group, Inc.	$55,656	$53,144
Loss from discontinued operation, net of income taxes	(282)	(504)
Net income attributable to EMCOR Group, Inc.	$55,374	$52,640

Weighted average shares of common stock outstanding:
Basic	58,739,115	59,769,136
Diluted	59,064,164	60,111,602

Dividends declared per common share	$0.08	$0.08

EMCOR GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31, 2018 (Unaudited)	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$352,443	$467,430
Accounts receivable, net	1,572,919	1,607,922
Contract assets	158,895	122,621
Inventories	43,727	42,724
Prepaid expenses and other	41,793	43,812
Total current assets	2,169,777	2,284,509
Investments, notes and other long-term receivables	3,680	2,309
Property, plant & equipment, net	124,797	127,156
Goodwill	965,046	964,893
Identifiable intangible assets, net	484,368	495,036
Other assets	94,331	92,001
Total assets	$3,841,999	$3,965,904
LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt and capital lease obligations	$15,480	$15,364
Accounts payable	487,333	567,840
Contract liabilities	556,306	524,156
Accrued payroll and benefits	259,875	322,865
Other accrued expenses and liabilities	193,303	220,727
Total current liabilities	1,512,297	1,650,952
Borrowings under revolving credit facility	25,000	25,000
Long-term debt and capital lease obligations	266,478	269,786
Other long-term obligations	346,558	346,049
Total liabilities	2,150,333	2,291,787
Equity:
Total EMCOR Group, Inc. stockholders’ equity	1,690,816	1,673,267
Noncontrolling interests	850	850
Total equity	1,691,666	1,674,117
Total liabilities and equity	$3,841,999	$3,965,904

EMCOR GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Three Months Ended March 31, 2018 and 2017
(In thousands) (Unaudited)

	2018	2017
Cash flows - operating activities:
Net income including noncontrolling interests	$55,374	$52,610
Depreciation and amortization	9,711	10,190
Amortization of identifiable intangible assets	10,668	12,181
Provision for doubtful accounts	1,135	1,478
Deferred income taxes	2,944	(5,910)
Excess tax benefits from share-based compensation	(716)	(864)
Equity income from unconsolidated entities	(41)	(516)
Other non-cash items	3,647	(508)
Distributions from unconsolidated entities	1,585	90
Changes in operating assets and liabilities, excluding the effect of businesses acquired	(143,394)	(72,656)
Net cash used in operating activities	(59,087)	(3,905)
Cash flows - investing activities:
Payments for acquisitions of businesses, net of cash acquired	(2,689)	(81,393)
Proceeds from sale of property, plant and equipment	242	399
Purchase of property, plant and equipment	(6,588)	(10,575)
Investments in and advances to unconsolidated entities	(2,804)	—
Net cash used in investing activities	(11,839)	(91,569)
Cash flows - financing activities:
Repayments of long-term debt and debt issuance costs	(3,800)	(3,800)
Repayments of capital lease obligations	(372)	(347)
Dividends paid to stockholders	(4,704)	(4,793)
Repurchase of common stock	(34,485)	(54,901)
Taxes paid related to net share settlements of equity awards	(3,267)	(2,637)
Issuance of common stock under employee stock purchase plan	1,337	864
Net cash used in financing activities	(45,291)	(65,614)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	1,733	490
Decrease in cash, cash equivalents and restricted cash	(114,484)	(160,598)
Cash, cash equivalents and restricted cash at beginning of year	469,388	466,660
Cash, cash equivalents and restricted cash at end of period	$354,904	$306,062

EMCOR GROUP, INC.
SEGMENT INFORMATION
(In thousands) (Unaudited)

	For the three months ended March 31,
	2018	2017
Revenues from unrelated entities:
United States electrical construction and facilities services	$454,752	$443,016
United States mechanical construction and facilities services	698,847	671,129
United States building services	454,752	440,030
United States industrial services	185,147	258,539
Total United States operations	1,793,498	1,812,714
United Kingdom building services	106,890	79,018
Total worldwide operations	$1,900,388	$1,891,732

	For the three months ended March 31,
	2018	2017
Operating income (loss):
United States electrical construction and facilities services	$35,851	$31,034
United States mechanical construction and facilities services	39,572	40,433
United States building services	17,034	14,209
United States industrial services	3,469	17,044
Total United States operations	95,926	102,720
United Kingdom building services	4,570	1,679
Corporate administration	(21,665)	(21,060)
Restructuring expenses	(90)	(565)
Total worldwide operations	78,741	82,774
Other corporate items:
Interest expense	(2,996)	(3,071)
Interest income	544	257
Income from continuing operations before income taxes	$76,289	$79,960

# # #